Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2024 EARNINGS

▪	Revenues of $91.7 million compared to $83.1 million in the prior year period
▪	Pretax income of $6.6 million
▪	Net income of $4.6 million, or $0.19 per diluted share
▪	New contract purchases of $346.3 million

LAS VEGAS, NV, May 10, 2024 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.6 million, or $0.19 per diluted share, for its first quarter ended March 31, 2024. This compares to a net income of $13.8 million, or $0.54 per diluted share, in the first quarter of 2023.

Revenues for the first quarter of 2024 were $91.7 million, an increase of $8.6 million, or 10.4%, compared to $83.1 million for the first quarter of 2023. Total operating expenses for the first quarter of 2024 were $85.2 million compared to $64.7 million for the 2023 period. Pretax income for the first quarter of 2024 was $6.6 million compared to pretax income of $18.4 million in the first quarter of 2023.

During the first quarter of 2024, CPS purchased $346.3 million of new contracts compared to $301.8 million during the fourth quarter of 2023 and $415.2 million during the first quarter of 2023. The Company's receivables totaled $3.021 billion as of March 31, 2024, an increase from $2.970 billion as of December 31, 2023 and an increase from $2.882 billion as of March 31, 2023.

Annualized net charge-offs for the first quarter of 2024 were 7.84% of the average portfolio as compared to 5.20% for the first quarter of 2023. Delinquencies greater than 30 days (including repossession inventory) were 12.39% of the total portfolio as of March 31, 2024, as compared to 9.92% as of March 31, 2023.

"Our increasing origination volumes are showing themselves in the form of revenue increases year over year,” said Charles E. Bradley Jr., Chief Executive Officer. “Despite the persistent inflationary pressures on our margins, we stand poised to continue our growth, with a focus on efficiently servicing our portfolio as it grows to new highs.”

Conference Call

CPS announced that it will hold a conference call on May 14, 2024 at 1:00 p.m. ET to discuss its first quarter 2024 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BIb847966685a54a42ad3f147d8676d40d. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
Revenues:
Interest income	$84,288	$80,062
Mark to finance receivables measured at fair value	5,000	–
Other income	2,456	3,038
	91,744	83,100
Expenses:
Employee costs	24,416	22,033
General and administrative	13,753	11,396
Interest	41,968	32,759
Provision for credit losses	(1,635)	(9,000)
Other expenses	6,685	7,481
	85,187	64,669
Income before income taxes	6,557	18,431
Income tax expense	1,967	4,608
Net income	$4,590	$13,823

Earnings per share:
Basic	$0.22	$0.68
Diluted	$0.19	$0.54

Number of shares used in computing earnings per share:
Basic	21,143	20,418
Diluted	24,602	25,392

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$13,249	$6,174
Restricted cash and equivalents	137,706	119,257
Finance receivables measured at fair value	2,791,373	2,722,662

Finance receivables	18,781	27,553
Allowance for finance credit losses	(1,890)	(2,869)
Finance receivables, net	16,891	24,684

Deferred tax assets, net	3,485	3,736
Other assets	43,822	27,233
	$3,006,526	$2,903,746

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$79,122	$62,544
Warehouse lines of credit	249,522	234,025
Residual interest financing	98,968	49,875
Securitization trust debt	2,277,676	2,265,446
Subordinated renewable notes	22,140	17,188
	2,727,428	2,629,078

Shareholders' equity	279,098	274,668
	$3,006,526	$2,903,746

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2024	2023

Contracts purchased	$346.3	$415.2
Contracts securitized	$300.6	$362.9

Total portfolio balance (1)	$3,021.2	$2,881.8
Average portfolio balance (1)	$2,993.8	$2,856.6

Delinquencies (1)
31+ Days	9.98%	8.26%
Repossession Inventory	2.41%	1.66%
Total Delinquencies and Repo. Inventory	12.39%	9.92%

Annualized Net Charge-offs as % of Average Portfolio (1)	7.84%	5.20%

Recovery rates (1), (2)	33.3%	41.8%

	For the
	Three months ended
	March 31,
	2024		2023
	$ (3)	% (4)	$ (3)	% (4)
Interest income	$84.29	11.3%	$80.06	11.2%
Mark to finance receivables measured at fair value	5.00	0.7%	–	0.0%
Other income	2.46	0.3%	3.04	0.4%
Interest expense	(41.97)	-5.6%	(32.76)	-4.6%
Net interest margin	49.78	6.7%	50.34	7.0%
Provision for credit losses	1.64	0.2%	9.00	1.3%
Risk adjusted margin	51.41	6.9%	59.34	8.3%
Other operating expenses (5)	(44.85)	-6.0%	(40.91)	-5.7%
Pre-tax income	$6.56	0.9%	$18.43	2.6%

(1) Excludes third party portfolios.
(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5) Total pre-tax expenses less provision for credit losses and interest expense.

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